EXHIBIT 5.1

Saltzman Mugan Dushoff

Attorneys at Law

1835 Village Center Circle

Las Vegas, Nevada 89134

August 13, 2025

ENVELA CORPORATION

1901 Gateway Drive, Suite 100

Irving, TX 75038

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Envela Corporation, a Nevada corporation (the “Company”), for the purpose of issuing this opinion letter in connection with the Company’s filing of a registration statement on Form S-8 (the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of 1,100,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2025 Equity Incentive Plan (the “Plan”).

This letter is being issued in accordance with the requirements of Part II, Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

In the capacity stated above, we have examined and relied on copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as furnished to us by the Company; (ii) an Officer’s Certificate, dated August 13, 2025 (the “Officer’s Certificate”), executed by the Chief Financial Officer of the Company (the “CFO”); (iii) a Certificate of Existence with Status in Good Standing, dated August 11, 2025, issued by the Secretary of State of the State of Nevada with respect to the Company; (iv) the articles of incorporation of the Company, certified by the CFO in the Officer’s Certificate (the “Articles”); (v) the bylaws of the Company, certified by the CFO in the Officer’s Certificate (together with the Articles, the “Organizational Documents”); and (vi) resolutions of the board of directors of the Company adopting the Plan and reserving the Shares for issuance under the Plan, certified by the CFO in the Officer’s Certificate.

In addition, we have reviewed and relied upon statutes, published rules and regulations of State of Nevada governmental authorities, published judicial decisions of courts located in the State of Nevada interpreting or applying the same, other official interpretations, other records of the Company and other documents and records as we deemed relevant or appropriate for the purpose of issuing this letter. Also, without independent verification or investigation, we have relied on the accuracy and completeness of factual statements and factual matters contained in the documents and records we reviewed.

We have assumed (i) conformity to the executed originals of all documents submitted to us as copies or as unexecuted forms of such originals; (ii) the genuineness of all signatures; (iii) the legal capacity of natural persons executing all relevant documents; (iv) the accuracy and completeness of all records reviewed by us; (v) the veracity as of the date of this letter of all certificates, records and other documents or instruments furnished to us even if they were issued on an earlier date (without our independent verification of the statements made therein or investigation of the basis for the representations contained therein); (vi) the Shares currently reserved for issuance under the Plan will remain reserved until issuance; (vii) neither the Organizational Documents nor any proceedings relating to the Plan or any option agreements relating to the Shares will be rescinded or modified prior to issuance of the Shares; (vii) before any issuance of the Shares, the Registration Statement will have become effective under the Act; and (viii) no changes in applicable law between the date of this letter and the date of the events that are the subject of this letter.

Based on our review and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the Plan and the stock option agreements provided for under the Plan, including authorization of grants of awards as provided in the Plan, payment in full of the consideration therefor and shareholder approval of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We are licensed to practice law in the State of Nevada and the opinion set forth herein is expressly limited to the corporation laws of the State of Nevada governing matters pertaining to the authorization and issuance of the Shares, the applicable provisions of the Constitution of the State of Nevada, and published decisions of Nevada courts interpreting the foregoing. No opinion is given or implied regarding any other laws.

Our opinion is based solely on the law and facts as they exist on the date hereof. We undertake no obligation, and we disclaim any obligation, to advise you of any changes that may hereafter occur or be brought to our attention and that might affect our opinion or any other matter set forth herein.

We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement.

This letter is issued in the State of Nevada and by issuing this letter, we shall not be deemed transacting business in any other state. Furthermore, we do not consent to the jurisdiction of any state or local governmental authority other than the State of Nevada.

Sincerely,

/s/ Saltzman Mugan Dushoff

Saltzman Mugan Dushoff